                                                                     EXHIBIT 2.2

                         AGREEMENT FOR THE ACQUISITION
                          OF ALL OUTSTANDING STOCK OF
                        ESI, ENGINEERING SERVICES, INC.
                         BY THE KEITH COMPANIES, INC.

                               TABLE OF CONTENTS

     RECITALS................................................ 1-3

I.   INCORPORATION BY REFERENCE..............................   3

II.  PURCHASE AND SALE.......................................   3
     A.    Purchase and Sale of ESI Stock....................   3
     B.    Assets and Liabilities Included in Transaction....   4
     C.    Closing...........................................   4
     D.    Possible Adjustment in Consideration Paid by Keith   4
     E.    Consideration to be Paid by Keith.................   5
     F.    Additional Documentation..........................   9
     G.    ESI's Current Employees; Seniority................   9
     H.    Protection of ESI's Business Operations...........   9
     I.    Insurance; Risk of Loss...........................   9

III. REPRESENTATIONS AND WARRANTIES OF SELLER................  10
     A.    No Pending Litigation.............................  10
     B.    Authority to Perform..............................  10
     C.    No consent Required...............................  10
     D.    No Notices........................................  10
     E.    Enforceability....................................  10
     F.    No Prohibition....................................  10
     G.    No Attachments....................................  11
     H.    No Other Agreements...............................  11
     I.    Notification......................................  11
     J.    Employee Relations................................  11
     K.    No Breach of Existing Agreement...................  11
     L.    Warranties Effective at Time of Closing...........  11
     M.    Tax and Other Liabilities.........................  11

IV.  REPRESENTATIONS OF BUYER................................  12
     A.    Authority to Perform..............................  12
     B.    No Consent Required...............................  12
     C.    No Prohibition....................................  12

V.   CONDITIONS PRECEDENT TO OBLIGATIONS OF KEITH............  12

VI.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS..........  14

VII.  RIGHTS AND REMEDIES IN CASE OF DEFAULT..............  15
      A.   Buyer's Remedies...............................  15
      B.   Seller's Remedies..............................  15

VIII. INDEMNIFICATION.....................................  16

IX.   MISCELLANEOUS PROVISIONS............................  16
      A.   Extension of Time and Waiver of Performance....  16
      B.   Amendments.....................................  16
      C.   Notices........................................  16
      D.   Counterparts...................................  17
      E.   Governing Law..................................  17
      F.   Successors.....................................  18
      G.   Severability...................................  17
      H.   Entire Agreement...............................  17
      I.   Further Assurances.............................  18
      J.   Time of Essence................................  18
      K.   Computation of Time............................  18
      L.   Terminology....................................  18
      M.   Survival.......................................  18
      N.   Attorney's Fees................................  18
      O.   Authority......................................  19
      P.   No Third Party Beneficiary.....................  19

                               TABLE OF EXHIBITS


A. ESI, Engineering Services, Inc., Consolidated Statement of Income, Year Ended June 30, 1997; June 30, 1996; and June 30, 1995.

B.   ESI, Engineering Services, Inc., Jobs in Process, 8/31/97

C.   ESI, Engineering Services, Inc., Balance Sheet, 6/30/97

D.   Current Clients of ESI, Engineering Services, Inc.

E.   Keith's Incentive Stock Option Plan and typical Option Agreement

F.   Employment Contract of current owners of ESI, Engineering Services, Inc.

                       AGREEMENT FOR THE ACQUISITION OF
            ALL OUTSTANDING STOCK OF ESI, ENGINEERING SERVICES, INC
                          BY THE KEITH COMPANIES, INC


This Agreement (the "Agreement") is entered into as of the 22nd day of September, 1997 between The Keith Companies, Inc., a Corporation organized in the State of California on November 20, 1986 under its then name of "The Keith Companies - Inland Empire, Inc." (hereinafter referred to as "Keith" or "Buyer"), and Lynn C. Cannady, Glenn I. Chase and Stephen J. Lane, (collectively "Sellers" or "Seller") who together own all of the issued and outstanding capital stock of ESI, Engineering Services, Inc., a Corporation organized in the State of California (hereinafter referred to as "ESI") as of the date of this Agreement. ESI owns all of the outstanding capital stock of ESII, Engineered Systems Integration, Inc. ("ESII").

The above described Buyer and Seller desire to and hereby do enter into this Agreement whereby Buyer will acquire from Sellers the consulting engineering businesses currently operated by ESI and its wholly owned subsidiary, ESII, both located at 370 Wiget Lane, Suite 210, Walnut Creek, California, and will acquire all of ESI's and ESII's assets and will assume certain liabilities, upon the terms and conditions as set forth in this Agreement.

                                   RECITALS

A. Seller has been in the business of providing consulting engineering services to various manufacturers and operators of environmental waste disposal systems since 1979. Professional services include, amongst others, process engineering design, chemical engineering, electrical engineering, environmental waste processing system design, petrochemical system design and related professional services. All references to ESI in this Agreement include its wholly owned subsidiary, ESII, unless the context clearly indicates otherwise. Sellers, in addition to owning ESI, are the owners of Design Services ("DSI"), which provides the temporary placement of professional employees. Sellers intend to, and will utilize their best, good faith, efforts to dispose of their ownership interest in DSI at the earliest practicable time. No portion of the assets, liabilities, operations or activities of DSI are included in the within Agreement. Despite their ownership of DSI, Sellers agree to devote substantially full time efforts to the business of ESI and ESII.

B. Sellers have delivered to Keith a statement of income of ESI for the year ended June 30, 1997, and will provide financial statements for the years ended June 30, 1995, and 1996, to be attached as Exhibit A to this Agreement. Said financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout each period involved and in accordance with accounting practices used by ESI with respect to its prior financial statements. Sellers represent that the financial statements present fairly the results of operations of ESI on a consolidated basis for the three year period represented by the three financial statements referenced in this paragraph.

C. ESI operates from its offices in Walnut Creek, California in suite 210 of a building at 370 Wiget Lane at the current monthly rental of $21,374.45, of which ESI's share currently is $14,687. The lease expires February 29, 2004.

D. ESI currently has approximately 32 full time ESI employees, including the three Sellers and approximately six contract employees who are employed by DSI. Certain administrative employees of DSI are currently on ESI's payroll, and will remain on ESI's payroll until the end of 1997, unless DSI is sold prior to year end. ESI also provides accounting and computer services for DSI. ESI will be fairly compensated for such services and will be reimbursed for payroll and fringe payroll costs of DSI employees.

E. ESI has a number of contracts with its clients, which will not be completed by the Closing Date of this Agreement. On or before October 9, 1997, Sellers will cause to be attached hereto as Exhibit B, a listing of all jobs not yet completed by ESI as of August 31, 1997 with the balance yet to be billed indicated as of said date. In addition, for those jobs which indicate a balance yet to be billed of $10,000 or more, Sellers will have made a good faith estimate of the cost to complete the scope of services provided for in the contract between Seller and its client. Buyer and Sellers acknowledge that estimating the cost to complete each job is not an exact science, and thus Sellers make no representations or warranties as to the correctness of its good faith estimate. In the event that any job is indicated with an estimate of cost to complete which is in excess of the remaining fees to be billed, the excess, along with a ten percent profit margin on the remaining work, shall be accrued as a liability of ESI for purposes of this Agreement.

F. Buyer has been informed that some of ESI's contracts with its clients may contain a clause which restricts or prevents any change in ownership of ESI without the prior written consent of the client. Accordingly, it is possible that one or more clients may claim a default by ESI and seek to exercise its unilateral right to cancel the remaining work encompassed by such contract. In such an event, the client may have the right to seek monetary damages from ESI should it terminate its contract with ESI, and engage another professional engineering firm to complete the work remaining on the contract at a cost which is greater than the remaining balance to be billed under the contract. As an alternative, a client may attempt to exert its right of offset by reducing the outstanding balance of any previously billed work by the monetary damages which it claims to have sustained by reason of engaging a new consulting engineering firm.

G. Keith, its subsidiaries and affiliates (the "Keith Group") have been engaged in the business of civil engineering in Southern California since March 1, 1983. The Keith Group currently employs about 230 people, and operates offices in the California cities of Costa Mesa, Moreno Valley, San Diego, Thousand Oaks and Palm Desert, and in Las Vegas, Nevada.

H. Buyer desires to employ Lynn C. Cannady, Glenn I. Chase and Stephen J. Lane, as well as the other current employees of ESI on a full time basis and operate the ESI business as a part of the Keith Group of Companies. Sellers desire to sell their stock in ESI to Buyer and to no longer engage in the business of consulting engineering, except as a part of the Keith Group and as employees of ESI.

I. Keith's shareholders include Walter W. Cruttenden III, who became a ten percent shareholder in Keith during July 1997. Accordingly, as of August 31, 1997, an aggregate of 8,880,000 shares of Buyer have been issued and are outstanding, and an additional 1,000,000 shares have been reserved for issuance pursuant to Keith's Incentive Stock Option Plan

J. Buyer and Sellers have reduced to writing in this Agreement their full and complete understanding and accord with respect to all matters relating to said purchase and sale of assets, so as to enable the same to be consummated in an expeditious and orderly manner.

NOW THEREFORE, in consideration of the mutual covenants and agreements, representations and warranties hereinafter set forth, the parties agree as follows:

                                   AGREEMENT
                                   ---------


I.  INCORPORATION BY REFERENCE:
    --------------------------
Each of the Recitals, A through J, is hereby incorporated into this Agreement and made an integral part hereof, as if those recitals were again set forth in full herein. Each Seller and Buyer hereby acknowledges and confirms to each other the truth and correctness or each such recital.

II. PURCHASE AND SALE OF ESI STOCK, CLOSING, CONSIDERATION:
    -------------------------------------------------------
A. PURCHASE AND SALE OF ESI STOCK: On the basis of the representations and warranties, and subject to all of the terms and conditions set forth in this Agreement, Sellers agree to sell and convey to Keith, and Buyer agrees to purchase and acquire from Sellers, for the total purchase consideration as hereinafter provided, all of the issued and outstanding capital stock of ESI, which represents the ownership rights to all of the business operations, fixed assets, good will and other intangible assets of ESI, of every nature, kind and description, wheresoever located and whether or not carried or reflected on ESI's books and records, as the same shall exist at the time of Closing, including, but not by way of limitation:
    1. All accounts and notes receivable incurred in the ordinary course of business for work performed to the time of Closing, whether or not actually billed to clients;
    2. All prepaid expenses and deposits of ESI relating to its business and operations;
    3.  Cash on hand and in banks;
    4. All fixed assets, including those comprising real property, personal property and of mixed nature, together with all computer equipment, office equipment, machinery, tools, parts, findings, attachments, accessories, fixtures, trade fixtures, leasehold improvements, office furniture, supplies and sundries, equipment, motor vehicles, mechanical devices, patents, copyrights, trademarks, trade names, good will, leasehold interests and estates, customer files and records of prior work, billings and collection activity, supplier lists and pricing schedules, trade information and trade secrets, employee files, union, labor and other collective bargaining agreements, all of which properties have been used or connected directly or indirectly with the business and operations of ESI (whether or not such properties are encumbered, pledged or otherwise hypothecated to secure the payment of any debt or other obligation owed or incurred by ESI); and
   5. The trade names of ESII, Engineered Systems Integration, Inc.; ESI, Engineering Services, Inc.; or any variation thereof, and any non-copyrighted variation thereof not previously copywrited by any third party.

B. ASSETS AND LIABILITIES INCLUDED IN TRANSACTION: Said assets shall be acquired by Keith, subject only to the lien and charge of those certain specifically enumerated debts, claims, liabilities, obligations and security interests, if any, set forth in and disclosed by the June 30, 1997, Balance Sheet of ESI, and to be assumed by Keith as set forth in this Agreement. Other than liabilities disclosed on the June 30, 1997, balance sheet of ESI and liabilities incurred in the normal course of operations between said date and the Closing date or otherwise specifically provided in this Agreement, Keith will not assume and will not be liable for the payment or other discharge of any other liabilities or obligations of ESI existing at the Closing Date, whatsoever. ESI shall cause its June 30, 1997, Balance sheet to be attached as Exhibit C to this Agreement. Keith will be responsible for and shall assume all liabilities incurred by ESI from June 30, 1997, until the Closing Date in the ordinary course of its business and all liabilities incurred thereafter, including, but not by way of limitation, accounts payable, salaries and wages, and accrued employee expenses.

C. CLOSING: Except as herein otherwise provided, the closing under this Agreement will take place at 10:00 AM, prevailing California time on October 30, 1997, or at such other time and date as the parties hereto may in writing agree upon, such time and date being herein referred to as the "Closing" or "Closing Date", at the office of Keith at 2955 Redhill Avenue, Costa Mesa, California (or at such other place as the parties may in writing agree upon). Irrespective of the foregoing sentence, the closing will be delayed until Buyer is prepared to pay off the ESI loan from Union Bank and to replace ESI's portion of a Letter of Credit issued by Union Bank to secure certain leasehold improvements. In no event shall the closing be delayed past December 31, 1997. In the event that Buyer in unable to pay off the ESI loan from Union Bank (including replacing the ESI Letter of Credit to Union Bank, and Buyer does not conclude the purchase of ESI stock contemplated by this Agreement, then Buyer shall pay the greater of fifty thousand dollars ($50,000) to Sellers as liquidated damages or the amount of actual monetary damages sustained by Sellers. For this purpose only, the parties agree to submit the determination of such actual monetary damages to binding arbitration conducted pursuant to the rules of the American Arbitration Association, with Buyer and Seller each paying their own costs of the arbitration, and each paying one half of the fees and costs charged by the arbitrator.

D. POSSIBLE ADJUSTMENT IN CONSIDERATION PAID BY KEITH: The total consideration to be paid by Keith for all of the outstanding capital stock of ESI to be acquired by Keith shall be subject to adjustment, based upon the determination of the book value of ESI, which will not exceed the value of all tangible assets as valued below as of June 30, 1997, less liabilities assumed by Buyer.

   The following procedures shall be utilized in establishing the Net Book Value of ESI's assets acquired by Keith as of June 30, 1997 and as of the Closing including liabilities of ESI assumed by Buyer:

   1. Work in process shall be valued at zero, except that in the event there exists any fixed price contracts or work with milestone billings (where the milestone has not been attained), the amounts billed or otherwise accrued as revenues through the valuation date shall not exceed an amount which will permit the remaining portion of the contract to be completed at profit margins of no less than ten percent (10%). To correct any such over-accrual of revenues at each valuation date, the stated accounts receivable book value shall be reduced in an appropriate amount to accomplish the adjustment as set forth in the preceding sentence.

   2. Prepaid expenses and deposits shall be recorded at their unamortized cash value.

   3. Fixed assets shall be valued at the original cost of each item, less accumulated depreciation claimed for Federal Income Tax purposes, but shall not exceed the total estimated current fair market value of the total fixed assets. Fair market value of computer equipment and software (which is subject to technical obsolescence) shall be determined by reference to its current replacement value. Fair market value of any vehicle shall be determined by reference to the Kelly Blue Book wholesale value, reasonably adjusted for mileage and the physical condition of each vehicle.

   4. Other tangible assets of ESI and all of its liabilities shall be valued pursuant to generally accepted accounting principles consistently applied. A current listing of ESI's major clients as of August 31, 1997, is attached as Exhibit D.

   5. Sellers guarantee that at June 30, 1997, and at the time of Closing, the value of ESI's tangible assets as determined above, less its liabilities shall not be less than $350,000. In the event that such net book value is under $350,000 and to the extent that it is less than $350,000, the number of Keith shares to be issued to Sellers at Closing shall be reduced by one share for each one dollar seventy five cents ($1.75) that the actual net book value of ESI is below $350,000. However, at Seller's exclusive option, they may contribute cash to ESI during October, 1997, and in such an amount as is necessary to bring the net book value to $350,000 in lieu of reducing the number of Keith shares to be issued to Sellers.

E. CONSIDERATION TO BE PAID BY KEITH: The consideration to be given to Sellers by Keith in exchange for Sellers' stock in ESI shall be as follows:

     1. ESI's shareholders will exchange all of ESI's outstanding shares of common stock with Buyer in exchange for 200,000 shares of Buyer's Common Stock and such other shares as set forth herein. Unless otherwise provided in this Agreement, all shares issued to Sellers will be issued one-third to each Seller, with any odd, fractional share issued to Sellers in alphabetical order of their last names.

        a. Buyer agrees, at the sole discretion of any Seller, to repurchase any or all of that Seller's portion of the 200,000 shares issued at the Closing at the price of $2.50 per share provided that an Initial Public Offering of the Buyer's Common Stock has not been effected by October 31, 1999. This election shall be made individually by any of the Sellers during the time period of November 1, 1999 to November 15, 1999 (the "Notice Period") by delivery of written notice thereof to Buyer. After November 15, 1999, this right shall expire.

        b. Irrespective of the above, in the event that the Dow Jones Average is below 7,000 at any time from April 1, 1999 to September 30, 1999, the Notice Period shall be extended until the expiration of nine months after the Dow again exceeds 7,000 on a consistent basis; and the expiration date of the time for giving notice shall be extended for a similar period. In no event shall the extension period be extended past December 31, 2001.

        c. In the event that any Seller exercises this right to cause Buyer to repurchase his stock, such Seller shall also convey all other shares of Keith stock which may have been issued to such Seller, whether acquired by exercise of Stock Options, Incentive Shares, or otherwise, and all additional stock options then outstanding issued to such Seller shall forthwith be canceled and shares acquired by exercise of stock options shall be acquired by Keith at their per share purchase price.

        d. Keith's financial statements reflect a deficit in the shareholders' equity portion of its balance sheet ("Keith Equity") as of July 31, 1997. Keith's officers and/or shareholders will subordinate repayment of such amount of the principal portion of debt owed to shareholders to such amount as, when netted with the net book value of Keith's Equity, equals $750,000.

     2. As of the Closing Date, Buyer will issue incentive stock options aggregating 200,000 shares of the Buyer's Common Stock. (A copy of Keith's Incentive Stock Option Plan and a copy of a typical Stock Option Agreement are attached as Exhibit E hereto). Of these options, 40,000 options shall be issued to each of the three Sellers. Of the remaining optioned shares, approximately 60,000 options would be allocated among ESI's second tier technical and management personnel (Surinder, Mike, Terry, Tony, Ralph, etc.); and approximately 20,000 of such options will be issued to other key personnel (Linda, Jim, etc.). Sellers will have substantial discretion in the allocation of the 80,000 options offered to ESI's employees with the primary objective being to motivate not only the three current owners of ESI, but also the next tier of management, primarily those employees and prospective employees with superior future potential, and others deemed important to the future success of ESI. The Stock Options will have a $1.00 exercise price.

      Buyer expects that its shares, which are subject to the above described options, shall have a value substantially greater than the exercise price in future years. Accordingly, in the event that such shares do not have a fair market value of at least three dollars per share at some time during the time period between October 1, 1999, and October 1, 2002, Sellers, at each of their exclusive options, may exchange and cancel any unexercised, vested stock options and receive two dollars in cash from Keith for each such option share which such Seller tenders to Keith for cancellation. In addition, each Seller shall have the right, to be exercised only during October, 2002, to sell any shares in Keith which he acquired by exercise of his stock options to Keith for three dollars per share, subject to the same condition as to fair market value of Keith shares as is applicable to unexercised, vested options during the period of October, 1999 to 2002.

   3. Buyer will provide no less than an additional 100,000 of incentive stock options ("Additional Options") as of January 1, 2000, to be granted to ESI employees subject to the condition precedent that certain earnings goals
      have been attained by ESI as set forth in the following paragraph.   The
      current three owners of ESI shall be eligible to be awarded a portion of such Additional Options. The Additional Options will have an exercise price of the fair market value of the shares at the time of the grant of each option, which exercise price is required pursuant to IRS regulations which allow the employee the ability to defer recognition of taxable income until the shares are sold and the ability to be taxed at capital gains rates where the holding period requirements are met.

   4. Buyer will issue up to an additional 100,000 shares of its common stock ("Incentive Stock"), to be issued to Sellers and shared equally by the three Sellers, subject to attainment of the following performance criteria:

      a) Maximum number of shares to be issued:
         --------------------------------------
         During the period from June 30, 1997 through and including the year ended November 30, 2000, for each $3.00 of Net Income per year in excess in the required minimum net income as described in 4.b., after provision for Federal and California Taxes on Income ("Net Income"), as computed on a quarterly basis pursuant to GAAP earned by ESI, Buyer will issue one share of the Buyer's Common Stock, not to exceed an aggregate of 100,000 shares to be issued pursuant to this provision.

      b) Required minimum Net Income:
         ---------------------------

         ESI shall be required to earn a minimum amount of Net Income based on the number of shares ("Base Shares") which Buyer has both previously issued to ESI's current shareholders and its employees, and the number of granted, but unexercised employee stock options issued to ESI's current shareholders and its present and future employees. (Initially the number of shares to be utilized in making this calculation is 400,000 shares). The minimum Net Income to be earned by ESI before the issuance of any Incentive Stock shall be $.80 per share for the fiscal years of 1997 and 1998; $1.00 for 1999; and $1.25 for the year 2000.
         For these purposes, the year 1997 shall end 11/30/97, 1998 shall end 11/30/98, etc. Accordingly, a base amount of Net Income of $320,000 would be required for the year ended November 30, 1998; and Net Income above that level would be eligible for the issuance of Incentive Stock.

      c) Determination of number of Base Shares:
         --------------------------------------
         The number of Base Shares to be utilized in calculating the minimum Net Income requirements of ESI in order to qualify for the issuance of Incentive Stock shall be determined by averaging the Base Shares at the beginning of each quarter during the year. For example, if the applicable number of shares were 400,000 at December 1st, 425,000 shares at March 1st; 440,000 shares at June 1st , and 450,000 shares at September 1st, then the average shares for the year would be 428,750 (1,715,000/4 = 428,750).

      d) Accounting procedures and policies to be employed:
         -------------------------------------------------
         For the purpose of this Agreement, Net Income shall be determined based upon ESI's cost and overhead structure and applying GAAP to ESI's financial statements. Expenses of Buyer's corporate overhead shall be reasonably allocated among all of the business units owned or controlled by Buyer from time to time. Buyer allocates approximately 75% of its corporate overhead among Buyer's business units based upon employee head count at each business unit as of the beginning of each month, and approximately 25% is allocated based upon revenues earned (Calculated on the accrual basis of accounting, as measured by the "value added" by each business unit) during the trailing calendar quarter. For example, net revenues earned and employee head count statistics for the first quarter of 1998 would be used to calculate corporate fees for the third quarter of 1998.

   5. Anti dilution provision:
      -----------------------
      It is agreed that no additional shares of stock in Buyer will be issued without Sellers' prior written consent, except as may be required from time to time to comply with the terms of this Agreement and the terms of any future acquisitions by Buyer or to provide additional shares for the Incentive Stock Option Plan necessitated by the growth of Buyer's and ESI's professional and management staffs, or for the contemplated Initial Public Offering of Buyer, currently anticipated to occur in late 1998.

   6. Additional Consideration - Employment and Non-Competition Agreements:
      ---------------------------------------------------------------------
      Lynn C. Cannady, Glenn I. Chase and Stephen J. Lane shall each be offered a five year employment agreement in the form of Exhibit F attached hereto. Each employment agreement provides that for a period of 24 months after termination of employment, employee shall not disclose proprietary information of employer and that, for a period of 12 months after termination of employment, employee shall not compete with ESI or The Keith Companies by operating within 30 miles of any then ESI or TKC office.

F. ADDITIONAL DOCUMENTATION: For a reasonable time and from time to time after the Time of Closing, upon reasonable request of Buyer, Seller will duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other assurances and documents and will take such other action consistent with the terms of the Agreement as reasonably may be requested by Buyer for the purpose of better assigning, transferring and conveying to Buyer or reducing to its possession any or all of the business assets being sold and conveyed to Buyer hereunder, providing that the costs of preparation of all thereof shall be paid by Buyer.

G. ESI'S CURRENT EMPLOYEES; SENIORITY:   Buyer intends to offer employment to
   all current, full time employees of ESI as of the Time of Closing and will execute an employment contract with each of the three Sellers in the form attached as Exhibit F. Keith will grant one year of service credit towards its seniority calculations (for vacation pay and length of service awards) for each two years of full time employment with ESI, up to a maximum of seven years of credit towards Keith service awards and Keith benefits.

H. PROTECTION OF ESI'S BUSINESS OPERATIONS: Seller will use its best, good faith efforts until and following the date of this Agreement to preserve and maintain its business organization intact and to keep available to Buyer its favorable relationships with employees, suppliers, customers and others, all to the end that the going business of Seller will be unimpaired at the Time of Closing. Seller shall not change compensation rates of its employees prior to close without Buyer's consent.

I. INSURANCE; RISK OF LOSS:   Seller will continue in force at ESI's expense
   until the Closing Date of this Agreement its existing professional errors and omissions, liability and property damage, fire and other casualty insurance. ESI's current policy is to provide errors and omissions insurance on specific assignments or projects when such coverage is requested by the client, thus, it has no E&O coverage for much of its prior work. Prior to the Closing Date, the risk of loss to the assets subject to purchase and sale hereunder shall be borne entirely by Seller. Buyer agrees to assume each officer's personal liability for professional errors and omissions of any officers of Seller who become employees of Buyer as of the effective date.

III. REPRESENTATIONS  AND WARRANTIES OF SELLER:  Seller represents and warrants
     -----------------------------------------
     to Buyer, as of the date hereof and as of Closing, as follows:

A.   NO PENDING LITIGATION:  To Seller's actual knowledge, there is no
     ---------------------
     litigation pending or threatened against or affecting any of Seller's assets which would limit Seller's ability to perform his obligation hereunder, including professional errors or omissions, bankruptcies or receiverships, which might adversely affect the assets of the business. ESI is plaintiff on several lawsuits in which it seeks to recover amounts billed to clients which have not been paid to date. One such legal action against Power Generation, Inc. is scheduled for a mediation conference on September 15, 1997, and Power Generation has counter sued. In addition, ESI is considering litigation to collect certain amounts from Nimbus, Inc. If the matter is collected without litigation, ESI may be required to reduce its claim by as much as $10,000. ESI warrants that if a full recovery is not made of its receivables, it will nevertheless meet the net worth requirements of $350,000 at closing.

B.   AUTHORITY TO PERFORM:  Sellers have full power and authority to execute,
     --------------------
     deliver and perform this Agreement and all other documents and certificates contemplated hereby, and the execution, delivery and performance thereof has been duly authorized by Sellers. No other action is required to be taken by Sellers to permit the execution, delivery and performance of this Agreement, the transaction contemplated hereby, and all other documents and certificates contemplated hereby, and no consent or approval of any third party is required in connection with the execution of this Agreement or to consummate the transaction contemplated hereby.

C.   NO CONSENT REQUIRED:  The execution of this Agreement by Sellers, the
     -------------------
     performance by Sellers of Sellers' obligations hereunder and the sale, transfer and conveyance of Sellers' stock in ESI do not require the consent of any third party, other than possibly the Secretary of State of the State of California.

D.   NO NOTICES:  Sellers have not received and have no knowledge of any
     ----------
     notification from any city, county, state, or Federal or other authority or any governmental or quasi-governmental authority which would inhibit the continued operation of ESI.

E.   ENFORCEABILITY:  ESI owns good, clear and marketable title to the assets
     --------------
     reflected on its June 30, 1997, Balance Sheet (Exhibit C), and upon execution of this Agreement by the signatory parties hereto all of the covenants, conditions and promises to be performed by Sellers under this Agreement shall be binding upon and enforceable against each Seller in accordance with the terms hereof. In addition, all assignments entered into by Sellers in favor of Buyer shall effectively transfer all of Sellers' rights to Buyer as to each document assigned by Sellers to Buyer.

F.   NO PROHIBITION:  No Seller is prohibited from consummating the transactions
     --------------
     contemplated herein by any law or regulation, agreement, instrument, restriction, order or judgment.

G. NO ATTACHMENTS:  There are no attachments, executions, assignments for the
   --------------
   benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief law contemplated or filed by ESI or pending against ESI or ESI's assets.

H. NO OTHER AGREEMENTS:  No Seller is a party to any contract or other
   -------------------
   agreement, nor does any Seller have any knowledge of the existence of any such agreement which would be binding upon Buyer, other than contracts entered into by ESI in the ordinary course of its business.

I. NOTIFICATION:  Each Seller shall promptly notify Buyer of any change in any
   ------------
   condition with respect to ESI's assets or of any event or circumstance actually known to such Seller that makes any representation or warranty of any Seller contained in this Agreement untrue or materially misleading.

J. EMPLOYEE RELATIONS:  There is no pending or threatened dispute between
   ------------------
   Sellers, ESI and any of its employees which might materially and adversely
   affect the continuance of ESI's business.   There is no claim, suit,
   proceeding, arbitration or investigation or other legal or administrative proceeding pending or, to the knowledge of Sellers or any of its officers, directors, employees or shareholders threatened against Seller or against any officer, director, employee, or shareholder which might result in any material adverse change in the financial condition or business of ESI or which would question the validity or propriety of this Agreement or of any action taken or to be taken in accordance with or in connection with this Agreement or in any other way directly or indirectly affecting the stock in ESI which is subject to purchase and sale hereunder.

K. NO BREACH OF EXISTING AGREEMENT:  The execution and performance of this
   -------------------------------
   Agreement will not result in a breach of, or constitute a default under:
   1. Any charter, by-law, agreement or other document to or by which ESI or any shareholder of ESI is a party or is bound; or
   2. Any decree, order or rule of any court or governmental authority which is binding on ESI or any shareholder of ESI or on any of ESI's properties; or
   3. Any agreement, indenture or understanding to which ESI or any one or more of its shareholders is a party.

L. WARRANTIES EFFECTIVE AT TIME OF CLOSING:  If the purchase and sale of
   ---------------------------------------
   Sellers' stock in ESI, as provided for in this Agreement, is consummated at the Time of Closing, all of the representations and warranties hereinbefore contained in this Paragraph will be true and correct at and as of the Time of Closing, except for immaterial and non-adverse changes contemplated or permitted by this Agreement.

M. TAX AND OTHER LIABILITIES
   -------------------------
   ESI has no tax liabilities or other liabilities not disclosed on its financial statements.

IV.  REPRESENTATIONS OF BUYER:  Buyer represents and warrants to Seller, as of
     ------------------------
     the date hereof and as of the closing, as follows:

A.   AUTHORITY TO PERFORM: Buyer has full power and authority to execute,
     --------------------
     deliver and perform this Agreement, and all other documents and certificates contemplated hereby, and the execution, delivery and performance thereof have been duly authorized by Buyer. No other action is required to be taken by Buyer to permit the execution, delivery and performance of this Agreement, the transaction contemplated hereby, and all other documents and certificates contemplated hereby, and no consent or approval of any third party is required in connection with the execution of this Agreement, or to consummate the transaction contemplated hereby.

B.   NO CONSENT REQUIRED:  The execution of this Agreement by Buyer, the
     -------------------
     performance by Buyer of Buyer's obligations hereunder and the sale, transfer and conveyance of ESI's stock to Keith do not require the consent of any third party, other than possibly the Secretary of State of the State of California.

C.   NO PROHIBITION:  Buyer is not prohibited from consummating the transactions
     --------------
     contemplated herein by any law or regulation, agreement, instrument, restriction, order or judgment.

V.   CONDITIONS PRECEDENT TO OBLIGATIONS OF KEITH:
     --------------------------------------------

A. The obligation of Keith to purchase all of the outstanding shares of ESI pursuant to the terms of this Agreement shall be subject to the fulfillment at or prior to the Time of Closing of each of the following precedent conditions:

     1. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing, with the same force and effect as though made at and as of the Closing, except for changes contemplated or permitted by this Agreement.

     2. Sellers shall have fully performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

     3. Upon demand, ESI, its officers, directors and shareholders shall each have delivered to Buyer their respective certificate, dated the day of the Closing, as to the fulfillment of the conditions set forth in the two preceding sub-paragraphs.

     4. Upon its demand, Buyer shall have received a favorable opinion from legal counsel for Sellers, dated the day of Closing, in form and substance satisfactory to counsel for Buyer, to the effect that (based upon review by Seller's counsel of corporate records and documents necessary to enable Seller's counsel to render said opinion):

      a. ESI is a corporation duly organized and legally existing in good standing under the laws of the State of California, has full corporate power to own its properties and conduct its business as now being conducted; and the business carried on by ESI is not such as to require that it be qualified to transact business as a foreign corporation in any jurisdiction other than in the State of California, wherein it is duly qualified as of the Closing;

      b. To the best knowledge and belief of said counsel, this Agreement has been duly and legally executed and delivered by Sellers and is the valid and binding agreement of Sellers which is fully enforceable in accordance with all of its terms and conditions; this Agreement has been duly authorized by resolutions of ESI's shareholders, which resolutions were validly adopted by unanimous written consent of the Shareholders at which no less than seventy-five percent of all shareholders voted to adopt and approve of the execution of this Agreement by such shareholders, and the full performance of all of Seller's obligations and undertakings hereunder;

      c. Said counsel does not know, and has no reason to believe that any suit, proceeding or investigation is pending, threatened against ESI or any shareholder of ESI, or questions the validity or propriety of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement.

      d. Said counsel does not know or have any reason to know or believe that the execution and performance of this Agreement will result in a breach of or constitute a default under any charter or by-law provision which is binding on ESI; or that any shareholder of ESI is a party or is bound or any decree, order or rule of a court or other governmental authority which is binding on ESI or any shareholder of ESI; and

      e. Such opinion shall cover such related matters as Buyer may reasonably require. If ESI and its shareholders are represented by different counsel, each such counsel shall render its separate opinion.

      f. It is Buyer's present intention to waive the attorney representation letter provided that Sellers individually each make said representations.

   5. The ongoing business of ESI and its business organization, personnel and relations with suppliers, customers, dealers and distributors and other shall have been preserved intact and shall not have been impaired at the Closing.

   6. Sellers shall not have incurred any material breach of any warranty or representation contained in this Agreement nor any material adverse change in the financial position or results of ESI's operations, as shown by the financial statements and warranties referred to herein.

    7. Buyer has not disapproved of any documents or information submitted to it for its review and approval in accordance with the requirements of this Agreement.

    8. Sellers shall have executed and delivered to buyer appropriate Stock Certificates, either signed or accompanied by signed stock powers, and all other agreements, documents and instruments deemed necessary by Buyer and its counsel to sell and transfer ESI's stock to Buyer as contemplated by this Agreement. All such instruments and documents shall be in form and substance reasonably satisfactory to Buyer and its counsel.

    9. No action or proceeding shall have been commenced or threatened by any client, person or governmental agency by reason of this transaction, the result of which might render it impossible or inadvisable in Buyer's opinion for Buyer to close this transaction.

    10. There shall have been no material adverse change in the financial condition of ESI.

    11. Buyer shall have completed its "Due Diligence" examination of the business operations of ESI, including review of the financial statements of ESI; access to job contracts and records; employee files; billing files; vendors and vendor files; subconsultants and subconsultant files; insurance files; legal counsel and legal files; and any additional information which Buyer, in good faith, believes is relevant to ESI's financial condition and future operations. Buyer agrees to use its good faith best efforts to conclude its remaining due diligence work on or before September 18, 1997.

    12. Sellers shall have satisfied and complied with all other conditions, obligations and undertakings hereunder required to be done by them prior to or at the closing.

    13. Sellers shall provide Keith with Certificates of Good Standing for ESI and ESII.

B. If any of the above conditions precedent is not met or fulfilled or is violated, Buyer shall not be under any obligation to consummate this Agreement and may terminate this Agreement without liability to it or, at its exclusive option, may postpone the Closing, as hereinbefore provided, until the conditions have been met.

VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS:
    ----------------------------------------------

The obligations of Sellers to sell and transfer its stock in ESI to Buyer in exchange for the consideration specified in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following precedent conditions:

A. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing, except for changes contemplated or permitted by this Agreement.

B. Buyer shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

C. Upon demand of Seller, Buyer shall deliver to Seller its certificate, dated the day of the Closing, executed on its behalf by an officer of Buyer, as to the fulfillment of the conditions set forth in the two preceding subparagraphs.

D. Upon demand, Seller shall have received a favorable opinion from Buyer's legal counsel, dated the day of the Closing, in form and substance satisfactory to counsel for Sellers (which approval shall not be unreasonably withheld), to the effect that:

      1. Buyer is a corporation duly organized and legally existing in good standing under the laws of the State of California;

      2. This Agreement has been duly and legally authorized by all necessary corporate action on the part of Buyer, has been duly and legally executed and delivered by Buyer and is the valid and binding Agreement of Buyer, enforceable in accordance with its terms;

      3. The execution and performance of this Agreement by Buyer shall have been duly and legally authorized in accordance with applicable law, and Buyer shall have furnished to counsel for Sellers certified copies of resolutions adopted by Buyer's Board of Directors and no less than 75% of its shareholders authorizing and approving the execution and delivery of this Agreement.

VII.  RIGHTS AND REMEDIES IN CASE OF DEFAULT
      --------------------------------------

A.    BUYER'S REMEDIES:  If any Seller defaults in the performance of his
      ----------------
      obligations pursuant to this Agreement, Buyer shall have the right to demand specific performance by such Seller and such other remedies as are accorded by relevant law.

B.    SELLER'S REMEDIES: In the event of the failure of the Buyer to comply with
      -----------------
      the terms and conditions of this Agreement, each Seller shall be released from all obligations in law or equity to transfer and convey its stock certificates representing ESI shares or any part thereof pursuant to this Agreement; and the Buyer shall relinquish all rights under this Agreement. In the event that Seller has exchanged his stock in ESI for Keith shares at the time of Buyer's breach of this Agreement, Seller shall have the right to demand specific performance by Keith and such other remedies as are accorded by relevant law.

VIII. INDEMNIFICATION:
      ---------------

Sellers on the one part and Buyer on the other part each hereby agree to indemnify and hold the other harmless at all times of, from and against any and all losses, costs, expenses liabilities or other damages, including without limitation reasonable legal fees and expenses, resulting from or arising out of, or by reason of its default under any of the warranties, representations, covenants or agreements made by such party in this Agreement, or breach of or default under any condition required to be performed hereunder by such party. In addition to the foregoing and not by way of limitation thereof, Sellers hereby agree to indemnify and hold Buyer safe and harmless of, from and against and in respect of each of the following:

A. Any and all loss, liability or damage resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant by any Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

B. Any and all liabilities of Seller not specifically disclosed on ESI's consolidated balance sheet or recorded in ESI's books of account as of June 30, 1997, or which arose between said date and the Closing other than in the normal course of business; and

C. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, including without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

IX. MISCELLANEOUS PROVISIONS:
    -------------------------

A.  EXTENSION OF TIME AND WAIVER OF PERFORMANCE:  Either Sellers or Buyer may,
    -------------------------------------------
    if not then in breach of this Agreement, extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by Sellers or Buyer, as the case may be.

B.  AMENDMENTS:  This Agreement may be amended at any time and from time to
    ---------
    time, but any amendment must be in writing and signed by an authorized representative of Buyer and by each Seller.

C.  NOTICES:  Any written notice to any of the parties required or permitted
    -------
    under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second business day after mailing if mailed to the party to whom notice is to be given, first class postage prepaid, return receipt requested, and addressed to the addressee at the address stated opposite his or her name below, or at the most recent address specified by written notice given to the sender by addressee under this provision.

      Notices to Sellers shall be to each of the following, individually:

         Lynn C. Cannady
         30 Valley Drive
         Orinda, CA  94563

         Glenn I. Chase
         11 Stugun Court
         Pleasant Hill, CA  94523

         Stephen J. Lane
         38 Leeds Court
         Danville, CA  94526

      With a copy of each to the following:

         Lynn C. Cannady, Glenn I Chase, and
         Stephen J. Lane, all at
         370 Wiget Lane, Suite 210
         Walnut Creek, CA  94598

      Notices to Buyer shall be in duplicate with a copy each to:

         THE KEITH COMPANIES, INC.
         Attn:  Aram H. Keith, President
         2955 Redhill Avenue, Suite 201
         Costa Mesa, CA  92626
                     And
         THE KEITH COMPANIES, INC.
         Attn: Corporate Secretary
         2955 Redhill Avenue, Suite 201
         Costa Mesa, CA  92626

D. COUNTERPARTS:  The parties may execute this Agreement in two or more
   ------------
   counterparts, which shall, in the aggregate, be signed by all the parties. Each counterpart shall be deemed an original instrument as against any party who has signed it.

E. GOVERNING LAW:  This Agreement is executed in and intended to be performed in
   -------------
   the State of California, and the laws of that state (other than as to choice of laws) shall govern its interpretation and effect. The Superior Courts of Orange County, California shall be the appropriate Court in which either party may seek to enforce its rights hereunder.

F. SUCCESSORS:  This Agreement shall be binding upon and inure to the benefit of
   ----------
   the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

G. SEVERABILITY:  If any term, provision, covenant, or condition of this
   ------------
   Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

H. ENTIRE AGREEMENT:  This instrument contains the entire Agreement of the
   ----------------
   parties relating to the rights granted and obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

I. FURTHER ASSURANCES:  Each party agrees to execute such other and further
   ------------------
   instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

J. TIME OF ESSENCE:  Time is hereby expressly made of the essence with respect
   ---------------
   to the performance by the parties of their respective obligations under this agreement.

K. COMPUTATION OF TIME:  If any period of time specified in this Agreement would
   -------------------
   otherwise end on a Saturday, Sunday or legal holiday, it shall be deemed extended to end on the next day following which is not a Saturday, Sunday or legal holiday.

L. TERMINOLOGY:  All personal pronouns used in this Agreement, whether used in
   -----------
   the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of articles, sections and sub-sections are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or sub-sections shall refer to the corresponding article, section or sub-section of this Agreement, unless specific reference is made to such article, section or sub-section of another document or instrument. The use of the term "section" in this Agreement shall be deemed to refer to "sub-sections," whenever the context so requires, and vice versa. In interpreting this Agreement, it shall be presumed that each party contributed equally to its construction.

M. SURVIVAL:  All of the respective representations, warranties and
   --------
   indemnifications of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

N. ATTORNEY'S FEES:  In the event of the bringing of any action or suit by a
   ---------------
   party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action of suit, including reasonable attorney, accounting and engineering fees, any other professional fees resulting therefrom and for reasonable travel and living costs incurred during any trial.

O. AUTHORITY:  Each individual signing for each of the parties hereunder
   ---------
   warrants and represents that he is an authorized agent of such party, on whose benefit he is executing this Agreement, and is authorized to execute the same.

P. NO THIRD PARTY BENEFICIARY:  No provision of this Agreement is intended to
   ---------------------------
   create any third party beneficiaries.

In witness whereof, the parties have executed this Agreement as of the day and date first above written.

SELLERS
------
/s/ LYNN C. CANNADY
_________________________________
Lynn C. Cannady, Shareholder of ESI

/s/ GLENN I. CHASE
_________________________________
Glenn I. Chase, Shareholder of ESI

/s/ STEPHEN J. LANE
_________________________________
Stephen J. Lane,  Shareholder of ESI



BUYER
-----

THE KEITH COMPANIES, INC.
2955 Redhill Avenue, Suite 201
Costa Mesa, CA  92626


    /s/ ARAM H. KEITH
By: __________________________________
    Aram H. Keith, President

    /s/ FLOYD S. REID
By: __________________________________
    Floyd S. Reid, Secretary